Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

CELLU CONVERTING PRODUCTS, INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:

FIRST:          The name of the corporation is:

Cellu Converting Products, Inc.

SECOND:     Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD:         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:     The corporation shall have the authority to issue 1,000 shares of common stock, par value $0.01 per share.

FIFTH:          The name and mailing address of the incorporator are as follows:

Jack B. Spizz, Esq.

1585 Broadway, Suite 2226

New York, NY 10036

SIXTH:         Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

SEVENTH:   A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit.  Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH:      The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

NINTH:        Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

TENTH:        The corporation hereby confers the power to adopt, amend or repeal bylaws of the corporation upon the directors.

IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of May, 2002.

/s/ Jack B. Spizz
Jack B. Spizz
Sole Incorporator

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

CELLU CONVERTING PRODUCTS, INC.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is Cellu Converting Products, Inc.

SECOND: The board of directors of the Corporation has duly adopted resolutions proposing and declaring it advisable  that the Certificate of Incorporation of the Corporation be amended to change the name of the Corporation, and that Article FIRST of  the Certificate of Incorporation be amended to read, in its entirety, as follows:

FIRST:	The name of the corporation is:
Cellu Tissue Corporation–Neenah

THIRD: The corporation has not received any payment for any of its stock.

FOURTH: Such amendment to the Certificate of Incorporation was duly adopted by at least a majority of the directors  of the corporation duly elected and qualified in accordance with the applicable provisions of Sections 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment, this 19th day of July, 2002.

CELLU CONVERTING PRODUCTS, INC.

By:	/s/ Stephen W. Rubin
Name: Stephen W. Rubin
Title: Secretary